CORPORATE RESOLUTION

Universal Property Acquisition and Development Corporation., a Nevada corporation (the "Corporation"), certifies that pursuant to the authority contained in Article II of its Amended Articles of Incorporation, and in accordance with the provisions of the Nevada Revised Statutes, its Board of Directors has adopted the following resolution creating a series of Convertible Preferred Stock.

RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of 200,000 shares Series A Convertible Preferred Stock of the Corporation and hereby designates, pursuant to Section 78.195 of the Nevada Revised Statutes, the rights, preferences, privileges, restrictions and other matters relating to each share of such Series A Convertible Preferred Stock as follows:

o has a par value, stated value and liquidation preference of $10.00;

o does not pay a dividend;

o may be converted at the election of the holder into 1000 shares of common stock (subject to anti-dilution adjustments in the event of a distribution, combination, reorganization, recapitalization, or similar transaction), in accordance with the following schedule:

(i) Each holder may convert up to one-third of the original number of shares of Series A Convertible Preferred Stock held by the holder into Common Stock at any time after 30 days after the date of issuance.

(ii) Each holder may convert an additional one-third of the original number of shares of Series A Convertible Preferred Stock held by the holder into Common Stock at any time after six months after the date of issuance.

(iii) Each holder may convert the balance of the original number of shares of Series A Convertible Preferred Stock held by the holder into Common Stock at any time after one year after the date of issuance. o must be converted by the holder, at the discretion of the Board of Directors of the Corporation, if the common stock trades above $3.00 per share for 20 consecutive trading days.

o may be voted on all matters on an as-converted basis; and

o may be voted as a class on any merger, share exchange, recapitalization, dissolution, liquidation or change in control of the Corporation.
RESOLVED this 1st day of July, 2005


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Kamal Abdallah, Chairman


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Christopher J. McCauley, Secretary